Exhibit 10.2

October 29, 2017

[Executive Name]

[Executive Address]

In consideration of your commitment to continue your employment with CalAtlantic Group, Inc. (the “Company”), through the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated October 29, 2017 (the “Merger Agreement”) between the Company and Lennar Corporation (“Lennar”), the Company is offering you the following retention benefit in the event that you remain employed by the Company as provided for below through the Closing Date (as such term is defined in the Merger Agreement), or your employment is terminated prior to the Closing Date by the Company without “Cause” (as defined below) at the request of Lennar. If the Closing Date does not occur on or prior to December 31, 2018, this Agreement will be null and void, and you will not be entitled to any of the payments or benefits described below. This letter (this “Agreement”) confirms the agreement between you and the Company on the following terms:

1. Retention Payment.

a. Subject to Section 2 of this Agreement and the Closing Date occurring on or prior to December 31, 2018, you will be entitled to receive an amount equal to $[            ] (the “Retention Payment”) if, (1) the Company terminates your employment prior to the Closing Date without Cause at the request of Lennar, or (2) you remain in good standing, which includes remaining positively engaged and collaboratively working with appropriate parties on all typical job and merger integration responsibilities through the Closing Date. The Retention Payment shall be paid in cash in a lump sum on the Closing Date, or, if the release described in Section 2 is not effective on the Closing Date, no later than thirty (30) days following the Closing Date. In addition to the Retention Payment, you will also be entitled to receive any other payments due and payable under the Company’s employee benefit plans and/or any other agreement between you and the Company, including, without limitation, any change in control, severance, or similar agreement. The Retention Bonus payment is in addition to, and not in lieu of, such other payments and benefits.

b. For purposes of this Agreement, “Cause” shall mean the occurrence or existence of any of the following: (i) your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; (ii) whether prior to or subsequent to the date hereof, your willfully engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Company or its affiliates; (iii) your willful breach or willful and habitual neglect of your material duties, and such breach or neglect remains uncured for a period of thirty (30) days after written notice from the Company; (iv) the repeated non-prescription use of any controlled substance which in the Board’s reasonable determination renders you unfit to serve in your capacity as an officer or employee of the Company or its affiliates; or (v) your intentional or reckless destruction of substantial property or assets of the Company or its affiliates. For purposes hereof, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

2. Release. Any obligation of the Company to provide you the Retention Payment is conditioned on you signing and returning to the Company, a timely and effective general release of claims in the form that has customarily been used by the Company with similarly situated executives.

3. Withholding. Any payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

4. Miscellaneous.

a. This Agreement sets forth the entire agreement between you and the Company relating to the subject matter hereof and supersedes all previous communications, agreements, understandings and discussions regarding the subject matter hereof (not including, for the avoidance of doubt, any severance or change in control agreements to which you may be a party with the Company). No modification or amendment of this Agreement shall be valid unless in writing and signed by you and the Company.

b. Nothing in this Agreement alters the at-will nature of your employment with the Company. You are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and with or without notice. This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you and the Company.

c. Both you and the Company acknowledge and agree that any dispute regarding the application, interpretation or breach of this Agreement shall be subject to final and binding arbitration before a single arbitrator who is a retired judge with JAMS, and in accordance with JAMS Employment Arbitration Rules & Procedures. The arbitration shall take place in Irvine, California. Attorneys’ fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of the arbitrator may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

d. This Agreement shall be construed and interpreted in accordance with California law, without regard to principles of conflicts of laws.

e. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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If the terms of this Agreement are acceptable to you, please sign and return one copy to the Company. At the time you sign and return it, this letter shall take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely,

CalAtlantic Group, Inc.

By:	Robert E. Mellor
Chairman, Compensation Committee

ACCEPTED AND AGREED TO:

Date: , 2017
[Executive]